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EXHIBIT 99.03

FOR FURTHER INFORMATION:

AT THE COMPANY: Eugene Wielepski Chief Financial Officer I.C. Isaacs & Company, Inc. (410) 342-8200	AT FRB/WEBER SHANDWICK WORLDWIDE: General Info: Marilynn Meek (212) 445-8470 Investor Infor: Vanessa Schwartz (212) 445-8433

FOR IMMEDIATE RELEASE
February 3, 2003

I.C. Isaacs & Company, Inc. Announces Resignation of Robert J. Arnot,
Chairman of the Board, Director, Chief Executive Officer and President

New York, NY, February 3, 2003.  I.C. Isaacs & Company, Inc. (the "Company") today announced the resignation of Robert J. Arnot as Chairman of the Board of the Company, a director and as Chief Executive Officer and President of the Company.

Mr. Arnot's resignation as Chairman of the Board became effective on Saturday, February 1, 2003. Staffan Ahrenberg, a current member of the Company's Board of Directors, has been elected to replace Mr. Arnot as Chairman of the Board. Mr. Arnot's resignation as a director and as Chief Executive Officer and President of the Company will become effective at the close of business on Thursday, February 6, 2003.

In connection with his resignation, Mr. Arnot agreed to terminate his employment agreement and enter into a separation agreement. Under the separation agreement, Mr. Arnot will serve as a paid consultant of the Company from February 6, 2003 to May 2, 2003 and he will receive severance payments between May 3, 2003 and December 15, 2003.

Mr. Arnot commented that "it has been extremely rewarding to have spent the past 18 years in various capacities with I.C. Isaacs. It has also been satisfying to have spent the last five years working with Marithé & François Girbaud, whose creative innovations I have long admired. At this stage, my focus will be on making this transition in leadership a successful one."

Mr. Ahrenberg responded that "we certainly appreciate Bob's contribution to the Company over the years as well as his willingness to assist me in making this a smooth transition."

THE COMPANY

        I.C. Isaacs & Company, Inc. is a designer and marketer of branded jeanswear and sportswear based in New York City and Baltimore. The Company offers full lines of jeanswear and sportswear for men and women under the Marithé & François Girbaud® brand in the United States, Puerto Rico and Canada.

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  EXHIBIT 99.03